SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )


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                                       Commission Only (as permitted by Rule
                                       14a-6(e)(2))
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[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.


                             HERLEY INDUSTRIES, INC.
_______________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

_______________________________________________________________________________
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

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     Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount Previously Paid: _________________________________________________
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


                             HERLEY INDUSTRIES, INC.
                             ----------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                January 10, 2002
                             ----------------------



To our Stockholders:

     An annual meeting of stockholders will be held at Le Meridien, 250 Franklin Street, Boston, Massachusetts 02110 on Thursday, January 10, 2002 beginning at 9:00 a.m. At the meeting, you will be asked to vote on the following matters:

     1.   Election of three directors.

     2.   Any other matters that properly come before the meeting.

     The above matters are set forth in the Proxy Statement attached to this notice to which your attention is directed.

     If you are a stockholder of record at the close of business on November 21, 2001, you are entitled to vote at the meeting or at any adjournment thereof. This notice and proxy statement are first being mailed to stockholders on or about November 26, 2001.


                               By Order of the Board of Directors,


                               LEE N. BLATT
                               Chairman of the Board

Dated: November 26, 2001
Lancaster, Pennsylvania

                             HERLEY INDUSTRIES, INC.
                               3061 Industry Drive
                          Lancaster, Pennsylvania 17603
                             ----------------------
                                 PROXY STATEMENT
                             ----------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                           Thursday, January 10, 2002

     Our annual meeting of stockholders will be held on Thursday, January 10, 2002, at Le Meridien, 250 Franklin Street, Boston, Massachusetts 02110 at 9:00 a.m.. This proxy statement contains information about the matters to be considered at the meeting or any adjournments or postponements of the meeting.

                                ABOUT THE MEETING

What is being considered at the meeting?

     You will be voting on the following:

     -- election of directors.

     We do not expect to ask you to vote on any other matters at the meeting.

     In addition, our management will report on our performance during fiscal 2001 and respond to your questions.

Who is entitled to vote at the meeting?

     You may vote if you owned stock as of the close of business on November 21, 2001. Each share of stock is entitled to one vote.

How do I vote?

     You can vote in two ways:

     --   by attending the meeting; or

     --   by completing, signing and returning the enclosed proxy card.

Can I change my mind after I vote?

     Yes, you may change your mind at any time before the vote is taken at the meeting. You can do this by (1) signing another proxy with a later date and returning it to us prior to the meeting, or (2) voting again at the meeting.

What if I return my proxy card but do not include voting instructions?

     Proxies that are signed and returned but do not include voting instructions will be voted FOR the election of the nominee directors.

What does it mean if I receive more than one proxy card?

     It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company, 212-936-5100.

Will my shares be voted if I do not provide my proxy?

     If you hold your shares directly in your own name, they will not be voted if you do not provide a proxy.

     Your shares may be voted under certain circumstances if they are held in the name of the brokerage firm. Brokerage firms generally have the authority to vote a customer's unvoted shares, which are referred to as "broker non-votes," on certain routine matters, including the election of directors. Shares represented by broker non-votes are counted for purposes of establishing a quorum. At our meeting, these shares will be counted as voted by the brokerage firm in the election of directors.

How many votes must be present to hold the meeting?

     Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by mail. In order for us to conduct our meeting, a majority of our outstanding shares as of November 21, 2001, must be present at the meeting. This is referred to as a quorum. On November 21, 2001, we had 11,194,667 shares issued and outstanding.

What vote is required to elect directors?

     The affirmative vote of the holders of a majority of the shares represented in person or by proxy and voting at the meeting will be required to elect each director. Shares not voted, whether by marking "ABSTAIN" or by broker non-vote, will have no effect on the vote for election of directors.

                       PROPOSAL I - ELECTION OF DIRECTORS

     Our certificate of incorporation provides for a board of directors consisting of not less than three nor more than twelve directors, classified into three classes as nearly equal in number as possible, whose terms of office expire in successive years. Our board of directors now consists of seven directors. The directors in each class are:


          Class I                        Class II                        Class III
    (To serve until the             (To serve until the              (To serve until the
     Annual Meeting of               Annual Meeting of                Annual Meeting of
     Stockholders in 2003)           Stockholders in 2004)            Stockholders in 2002)
   -----------------------           ---------------------            ----------------------

   Lee N. Blatt                          Myron Levy                    Adm. Thomas J. Allshouse (Ret.)(1)
   Adm. Edward K. Walker, Jr.(Ret.)(1)   John A. Thonet                David H. Lieberman
                                         Dr. Alvin M. Silver (1)
----------

(1) Member of Compensation and Audit Committees

     Myron Levy, John A. Thonet and Dr. Alvin M. Silver, directors in Class II, are to be elected at this Annual Meeting of Stockholders to hold office until the Annual Meeting of Stockholders as set forth above or until their successors are chosen and qualified.

     Unless you indicate otherwise, shares represented by executed proxies in the form enclosed will be voted, if authority to do so is not withheld, for the election as directors of the aforesaid nominees (each of whom is now a director) unless any such nominee shall be unavailable, in which case such shares will be voted for a substitute nominee designated by the board of directors. We have has no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve.

Nominee Biographies

     Mr. Myron Levy has been our Chief Executive Officer since August 2001 and served as President since June 1993, and as Executive Vice President and Treasurer since May 1991, and prior thereto as Vice President for Business Operations and Treasurer since October 1988. For more than ten years prior to joining the Company, Mr. Levy, a certified public accountant, was employed in various executive capacities, including Vice-President, by Griffon Corporation (formerly Instrument Systems Corporation).

     Mr. John A. Thonet has been a director of the Company since 1991 and President of Thonet Associates, an environmental consulting firm specializing in land planning and zoning matters for the past ten years. Mr. Thonet is the son-in-law of Mr. Blatt.

     Dr. Alvin M. Silver has been a director of the Company since October 1997. Since 1977, Dr. Silver has been Executive Vice President of the Ademco Division of Pittway Corporation. Dr. Silver holds a Bachelors Degree in Industrial Engineering from Columbia University, a Masters Degree in Industrial Engineering from Stevens Institute of Technology and a Doctor of Engineering Science Degree in Industrial Engineering/Operations Research from Columbia University. Dr. Silver is a Professor at the Frank G. Zarb School of Business of Hofstra University.

Standing Director Biographies

     Mr. Lee N. Blatt is our co-founder and has been our Chairman of the Board since its organization in 1965. Mr. Blatt holds a Bachelors Degree in Electrical Engineering from Syracuse University and a Masters Degree in Business Administration from City College of New York.

     Admiral Edward K. Walker, Jr. (Ret.) has been a director since October 1997. Since his retirement from the United States Navy in 1988, Admiral Walker has been the Director of Corporate Strategy for Resource Consultants, Inc., a privately held corporation supporting the Department of Defense, and other government agencies. Prior to his retirement from the United States Navy, Admiral Walker served for 34 years in various naval officer positions, including Commander of the Naval Supply Systems Command, and Chief of Supply Corps. Admiral Walker holds a Bachelors Degree from the United States Naval Academy and Masters Degree in Business Administration from The George Washington University.

     Admiral Thomas J. Allshouse (Ret.) has been a director since September 1983. Prior to 1981, when he retired from the United States Navy, Admiral Allshouse served for 34 years in various naval officer positions, including acting as commanding officer of the United States Naval Ships Parts Control Center. Admiral Allshouse holds a Bachelors Degree in Engineering from the United States Naval Academy and a Masters Degree in Business Administration from Harvard University.

     Mr. David H. Lieberman has been a director since 1985 and our Secretary since 1994. Mr. Lieberman has been a practicing attorney in the State of New York for more than the past ten years and is a member of the firm of Blau, Kramer, Wactlar & Lieberman, P.C., our general counsel.

Directors' compensation

     Directors who are not our employees receive an annual fee of $7,500 and a fee of $1,500 for each interim board of directors or committee meeting attended.

     During the fiscal year ended July 29, 2001 there were

     --   five meetings of the Board of Directors
     --   three meetings of the Audit Committee
     --   one meeting of the Compensation Committee

     Our Audit Committee is involved in discussions with management and our independent public accountants with respect to financial reporting and our internal accounting controls. The committee recommends to the Board the appointment of the independent auditors. The independent auditors periodically meet alone with the committee and always have unrestricted access to the committee. Our Compensation Committee administers inactive compensation plans, including stock option plans, options to officers and employees and establishes the compensation structure for executives of our company. See "Compensation Committee Report on Executive Compensation." Each director attended or participated in at least 75% of the meetings of the Board of Directors and the committees on which he served.

                               SECURITY OWNERSHIP

     The following table sets forth the indicated information as of October 28, 2001 with respect to the beneficial ownership of our securities by: (i) all persons known to us to be beneficial owners of more than 5% of the outstanding shares of common stock, (ii) each director and named executive officer of the company, and (iii) by all executive officers and directors as a group:

                                                                    Shares of Common
                                                                    Stock Beneficially
                                                   Director            Owned (1)(5)
Name                                  Age          Since             Shares    Percent
----                                  ---          --------          ------    -------
Lee N. Blatt (2)(4)(5)                73             1965          1,107,520    9.2%
Myron Levy (4)(5)                     61             1992            942,680    8.1%
Allan L. Coon (4)                     65              -               13,500
Howard M. Eckstein (4)                50              -               27,750
Mitchell Tuckman                      51              -                1,500
Adm. Thomas J. Allshouse (4)          76             1983             73,249
David H. Lieberman (4)                56             1985             20,150
John A. Thonet (3)(4)                 51             1991             81,788
Alvin M. Silver (4)                   70             1997             56,250
Adm. Edward K. Walker, Jr.(Ret.)(4)   68             1997             42,750
Royce & Associates (6)                 -              -              839,400    7.5%
Directors and executive
  officers  as a group
  (10 persons)                                                     2,367,137   18.6%
---------

(1) No executive officer or director owns more than one percent of the outstanding shares of common stock unless otherwise indicated. Ownership represents sole voting and investment power.

(2) Does not include an aggregate of 378,902 shares owned by family members, including Hannah Thonet, Rebecca Thonet, Kathi Thonet, Randi Rossignol, Max Rossignol, Henry Rossignol, Patrick Rossignol and Allyson Gerber, of which Mr. Blatt disclaims beneficial ownership.

(3) Does not include 155,998 shares, owned by Mr. Thonet's children, Hannah and Rebecca Thonet, and 32,417 shares owned by his wife, Kathi Thonet. Mr. Thonet disclaims beneficial ownership of these shares.

(4) Includes shares subject to options exercisable within the 60 days after October 28, 2001 at prices ranging from $4.0625 to $10.4587 per share pursuant to the Company's Stock Plans: Lee N. Blatt - 601,000, Myron Levy - 375,000, Allan L. Coon - 6,000, Howard Eckstein - 27,750, Adm. Thomas J. Allshouse - 56,250, David H. Lieberman - 19,250, John A. Thonet - 61,250, Alvin M. Silver - 56,250, Edward K. Walker - 41,250.

(5) Includes shares subject to outstanding warrants exercisable within 60 days after October 28, 2001 at a price of $3.0937: Lee N. Blatt - 200,000, Myron Levy - 100,000.

(6)  Address is 1414 Avenue of the Americas, Ninth Floor, New York, NY 10019.

                                   MANAGEMENT

Our Officers

     Our officers are:

Name                              Position Held
----                              -------------

Lee N. Blatt                      Chairman of the Board
Myron Levy                        Chief Executive Officer and Director
David H. Lieberman                Secretary and Director
Allan L. Coon                     Senior Vice President
Howard M. Eckstein                Senior Vice President
Mitchell Tuckman                  Senior Vice President
John M. Kelley                    Senior Vice President
Rozalie Schachter                 Senior Vice President
Anello C. Garefino                Vice President-Finance, Treasurer and Chief
                                     Financial Officer

     Mr. Allan L. Coon joined us in 1992 and was appointed Senior Vice President in December 1998, and served as a Vice President since December 1995. Prior to joining us, Mr. Coon was Senior Vice President and Chief Financial Officer of Alpha Industries, Inc., a publicly traded company engaged in military and commercial electronic programs.

     Mr. Howard M. Eckstein was appointed Senior Vice President in July 2000, and served as Vice President and General Manager, Herley Vega since December 1998, and was Vice President-New Product Development upon joining us in April 1998. Mr. Eckstein has 25 years experience in the design and development of aerospace telemetry equipment and systems. Mr. Eckstein served from 1992 to 1998 as Vice President - Advanced Products for L3 Communications, and as Vice President - Engineering from 1986 to 1992. Mr. Eckstein earned his Bachelors Degree in Electrical Engineering from the Pennsylvania State University and holds a Masters Degree in Engineering from the University of Pennsylvania.

     Mr. Mitchell Tuckman was appointed Senior Vice President in July 2000, and served as our Vice President since the acquisition of General Microwave Corporation ("GMC") in January 1999. At the time of the acquisition, Mr. Tuckman was President - Chief Executive Officer of GMC since March, 1995. He was Executive Vice President and Chief Operating Officer of GMC from August, 1994 until March, 1995. From June, 1993 until August, 1994, Mr. Tuckman was Vice President-Microwave Engineering of GMC. Prior to that, he was Chief Microwave Engineer of GMC.

     Mr. John Kelley was appointed Senior Vice President in July 2000, and served as Vice President/Director of Corporate Communications since March 2000. Mr. Kelley joined us in December 1998 as Director of Investor Relations. Prior to joining Herley, Mr. Kelley had fifteen years of banking experience, most recently serving as Vice President at First Capital Bank. Mr. Kelley earned his BS in Finance from the University of Arizona, Tucson Arizona with Graduate Degree Studies at UCLA.

     Dr. Rozalie Schachter was appointed Senior Vice President in August 2001, and served as Vice President since May 2000. Dr. Schachter joined General Microwave in 1990 and was Vice President, Business Development when we acquired General Microwave in January 1999. Prior to joining General Microwave Dr. Schachter held positions as Technical Director and Group Leader at American Cyanamid Co. and Stauffer Chemical Co., respectively. Dr. Schachter received her BS from Brooklyn College in 1968, MS from Yeshiva University in 1970 and PHD in Physics from New York University in 1979.

     Mr. Anello C. Garefino has been employed by us in various executive capacities for more than the past five years. Mr. Garefino, a certified public accountant, was appointed Vice President-Finance, Treasurer and Chief Financial Officer in June 1993. From 1987 to January 1990, Mr. Garefino was Corporate Controller of Exide Corporation.

Executive Compensation

     The following table sets forth the annual and long-term compensation with respect to our Chairman, Chief Executive Officer, and our three most highly compensated executive officers other than the Chief Executive Officer (the "named executive officers") for services rendered for the fiscal years ended July 29, 2001, July 30, 2000 and August 1, 1999.

                                                Summary Compensation Table

                                Annual Compensation (1)                    Long-Term Compensation
                    ------------------------------------------    -------------------------------------
Name and                                                               Securities
Principal           Fiscal                                             Underlying           All Other
Position            Year              Salary (2)     Bonus (3)         Options/SARs (4)    Compensation
-------------------------------------------------------------------------------------------------------
Lee N. Blatt         2001           $ 630,959      $    -                150,000 (5)         $ 4,800 (8)
Chairman of          2000             637,879        539,619             225,000 (6)           4,800
the Board            1999             475,908        538,126             750.000 (7)           4,800

Myron Levy           2001           $ 465,593      $    -                150,000 (5)         $ 6,348 (8)
Chief Executive      2000             471,590        431,695             225,000 (6)           6,924
Officer              1999             329,166        430,501             750,000 (7)           9,525

Allan L. Coon        2001           $ 197,681      $    -                 15,000 (5)         $ 7,572 (8)
Senior               2000             158,758         50,000              22,500 (6)           8,094
Vice President       1999             137,157         35,000              30,000 (7)           6,502

Howard Eckstein      2001           $ 145,972      $  25,000              15,000 (5)         $ 5,250 (8)
Senior               2000             120,016         20,000              15,000 (6)           4,402
Vice President       1999             114,240          3,000              22,500 (7)           4,083

Mitchell Tuckman     2001           $ 173,269      $   6,875              11,250 (5)         $ 5,140 (8)
Senior               2000             160,000           -                 15,000 (6)           5,059
Vice President       1999              92,308         44,985              30,000 (7)           2,664

--------

(1) Does not include Other Annual Compensation because amounts of certain perquisites and other non-cash benefits provided by us do not exceed the lesser of $50,000 or 10% of the total annual base salary and bonus disclosed in this table for the respective officer.

                                       8

(2) Amounts set forth herein include cost of living adjustments for Messrs. Blatt and Levy under employment contracts.
(3) Represents for Messrs. Blatt and Levy incentive compensation under employment agreements. The incentive under the contracts was waived by these individuals for fiscal year 2001.
(4) Adjusted to give effect to a three-for-two stock split on September 10, 2001.
(5) Consisting of the following options issued in March 2001 for the right to purchase Common Stock of the Company at a price of $8.3753: Lee N. Blatt - 150,000, Myron Levy - 150,000, Allan L. Coon - 15,000, Howard Eckstein - 15,000, and Mitchell Tuckman - 11,250.
(6) Consisting of the following options issued in May 2000 for the right to purchase Common Stock of the Company at a price of $10.4587: Lee N. Blatt - 225,000, Myron Levy - 225,000, Allan L. Coon - 22,500, Howard Eckstein - 15,000, and Mitchell Tuckman - 15,000.
(7) Consisting of the following options issued in August 1998 for the right to purchase common stock at a price of $6.1667 Lee N. Blatt - 375,000, and Myron Levy - 375,000; options granted in December 1998 at a price of $7.6253: Allan L. Coon - 15,000, and Howard Eckstein - 11,250; and at a price of $8.7691 (at 115% of the market price on date of issue): Allan L. Coon - 15,000, and Howard Eckstein - 11,250; and options granted in June 1999 at a price of $8.0833: Lee N. Blatt - 187,500, and Myron Levy - 187,500, and at a price of $9.2958 (at 115% of the market price on date of issue): Lee N. Blatt - 187,500, and Myron Levy - 187,500; and options granted in January 1999 at a price of 10.9733 (at 115% of the market price on date of issue): Mitchell Tuckman - 15,000, and at a price of $9.542:
     Mitchell Tuckman - 15,000.
(8)  All Other Compensation  includes: (a) group term life insurance as follows:
     $1,548 for Mr. Levy, $2,772 for Mr. Coon, $450 for Mr. Eckstein, and $340 for Mr. Tuckman, and (b) contributions to the Company's 401(k) Plan as a pre-tax salary deferral as follows: $4,800 for each of Messrs. Blatt, Levy, Coon, Eckstein and Tuckman.

Option/SAR Grants in Last Fiscal Year

     The following table sets forth certain information concerning the stock options granted to the named executive officers during fiscal 2001. Since the end of fiscal 2001, we have not granted any stock options or warrants to any of these individuals.


                                               Individual Grants (1)
                                   ---------------------------------------------
                    Number of                                                              Potential Realized Value at
                    Securities         % of Total                                            Assumed Annual Rates of
                    Underlying       Options Issued      Exercise                            Stock Price Appreciation
                    Options          to Employees in      Price      Expiration                     Option Term (4)
Name                Granted(2)       Fiscal Year(3)       ($/Sh)        Date              0%            5%            10%
----                -----------      ----------------    --------   -----------       -----------   -----------    -----------
Lee N. Blatt         150,000               20             $ 8.38      3/12/11           $ 0.00      $ 790,077      $ 2,002,211
Myron Levy           150,000               20             $ 8.38      3/12/11           $ 0.00      $ 790,077      $ 2,002,211
Allan L. Coon         15,000                2             $ 8.38      4/12/06           $ 0.00      $  35,375      $    78,343
Howard Eckstein       15,000                2             $ 8.38      4/12/06           $ 0.00      $  35,375      $    78,343
Mitchell Tuckman      11,250                1             $ 8.38      4/12/06           $ 0.00      $  26,531      $    58,757

--------
                                       9

(1) Adjusted to give effect to a three-for-two stock split on September 10, 2001.
(2) Options were issued in fiscal 2001 at 100% of the closing price of our common stock on dates of issue and vest as follows: Lee N. Blatt and Myron Levy- at date of grant, Allan L. Coon Howard Eckstein and Mitchell Tuckman
     - one fifth of the options vest one year from date of grant and one fifth each year thereafter.
(3) Total options issued to employees and directors in fiscal 2001 were for 829,500 shares of common stock.
(4) The amounts under the columns labeled "5%" and "10%" are included by us pursuant to certain rules promulgated by the Commission and are not intended to forecast future appreciation, if any, in the price of the common stock. Such amounts are based on the assumption that the named persons hold the options for the full term of the options. The actual value of the options will vary in accordance with the market price of the common stock. The column headed "0%" is included to demonstrate that the options were issued with an exercise price greater than or equal to the trading price of the Common Stock so that the holders of the options will not recognize any gain without an increase in the stock price, which increase benefits all stockholders commensurately.

Aggregate Option/SAR Exercises in Last Fiscal Year and
Fiscal Year-End Option/SAR Values

     The following table sets forth stock options exercised during fiscal 2001 and all unexercised stock options and warrants held by the named executive officers as of July 29, 2001.

                                                                                          Value of
                                                      Number of Unexercised        Unexercised In-the-Money
                    Shares                            Options and Warrants           Options and Warrants
                   Acquired on       Value            at Fiscal Year-End (2)       at Fiscal Year-End (2) (3)
Name               Exercise(#)     Realized($)(1)   Exercisable  Unexercisable     Exercisable  Unexercisable
----              ------------     --------------   -----------  -------------     -----------  -------------

Lee N. Blatt          -             $   -             1,199,999       -            $ 12,055,490   $    -
Myron Levy            -                 -             1,100,000       -              10,607,874        -
Allan L. Coon         -                 -                97,998     27,000            1,078,495      250,394
Howard Eckstein       -                 -                23,250     40,500              207,964      347,676
Mitchell Tuckman    1,500            6,875               19,500     35,250              140,914      276,524

--------

(1) Values are calculated by subtracting the exercise price from the trading price of the common stock as of the exercise date.
(2) Adjusted to give effect to a three-for-two stock split on September 10, 2001.
(3) Based upon the closing price of the common stock of $17.57 on July 29, 2001.

Employment Agreements

     Lee N. Blatt has entered into an employment agreement with us, dated as of October 1, 1998, (as modified January 26, 1999 and June 17, 1999), which provides for an initial four year and three month term commencing October 1, 1998, and terminating on December 31, 2003 (as extended). Commencing January 1, 2000 the term of the agreement automatically extends for three years from each January 1, unless either party provides written notice not to extend the term. Pursuant to the agreement, Mr. Blatt receives compensation consisting of a base salary of $626,217, as adjusted June 30, 2001, with an annual cost of living increase plus an incentive bonus. Mr. Blatt's incentive bonus is 5% of our pretax income in excess of $2,000,000. Mr. Blatt waived the incentive bonus for fiscal 2001.

     Myron Levy has entered into an employment agreement with us, dated as of October 1, 1998, (as modified January 26, 1999 and June 17, 1999), which provides for an initial four year and three month term commencing October 1, 1998, and terminating on December 31, 2003 (as extended), and a five year consulting period commencing at the end of the active employment period. Commencing January 1, 2000 the term of the agreement automatically extends for three years from each January 1, unless either party provides written notice not to extend the term. Pursuant to the agreement, Mr. Levy receives compensation consisting of a base salary of $462,097, as adjusted June 30, 2001, with an annual cost of living increase plus an incentive bonus. Mr. Levy's incentive bonus is 4% of our pretax income in excess of $2,000,000. Mr. Levy's compensation during the consulting period is at the annual rate of $100,000. Mr. Levy waived the incentive bonus for fiscal 2001.

     The employment agreements with Messrs. Blatt and Levy provide for certain payments following death or disability. The employment agreements also provide, in the event of a change in the control of the company, as defined therein, the right, at their election, to terminate the agreement and receive a lump sum payment of approximately three times their annual salary.

     Messrs. Coon, Eckstein and Tuckman have each entered into a severance agreement with the Company, dated July 26, 2000, which provides that in the event of a change in control of the Company prior to July 27, 2002, each is entitled to two years' base salary. The base salary of each executive as of November 1, 2001 is as follows: Mr. Coon $200,000, Mr. Eckstein $150,000, and Mr. Tuckman $175,000.

Indemnification Agreements

     We have entered into separate indemnification agreements with our officers and directors. We have agreed to provide indemnification with regard to certain legal proceedings so long as the indemnified officer or director has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. We only provided indemnification for expenses, judgments, fines and amounts paid in settlement actually incurred by the relevant officer or director, or on his or her behalf, arising out of proceedings brought against such officer or director by reason of his or her corporate status.

Certain Transactions

     On January 16, 2001, the Board of directors approved the purchase of an industrial parcel of land adjacent to the existing facility in Lancaster, PA for $747,000 from a partnership of which the Chairman is general partner. Settlement on the property was on July 27, 2001. The Company is using this land for a 15,000 square foot addition.

     On  September  23,  1999,  we  closed  on the  sale of  GMC's  property  in
Amityville,   New  York  and  relocated  the  plant  to  a  leased  facility  in
Farmingdale, New York. We entered into a 10-year lease agreement with a partnership owned by the children of certain of our officers. The lease provides for initial minimum annual rent of $312,390, subject to escalation of approximately 4% annually throughout the 10 year term.

     Additionally, in March 2000, we entered into another 10-year lease agreement with the same partnership for additional space. The initial minimum annual rent of $92,000 is subject to escalation of approximately 4% annually throughout the 10-year term.

  We believe that these transactions were entered into at fair market values on the respective dates. Our outside directors unanimously approved these transactions.

Stock Plans

     Certain of our officers and directors hold options or warrants to purchase common stock under our 1996 Stock Option Plan, 1997 Stock Option Plan, 1998 Stock Option Plan, and 2000 Stock Option Plan (collectively, the "Stock Plans"), and under certain warrant agreements. The following information about the Stock Plans and agreements reflect the three-for-two stock split as of September 10, 2001.

     1996 Stock Option Plan. The 1996 Stock Option Plan covers 1,000,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant. At July 29, 2001, non-qualified options to purchase 78,996 shares of common stock were outstanding under this plan.

     1997 Stock Option Plan. The 1997 Stock Option Plan covers 2,500,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant, subject to certain restrictions. Options for 14,250 shares of common stock were granted during the fiscal year ended July 29, 2001. At July 29, 2001, options to purchase 1,181,740 shares of common stock were outstanding under this plan.

     1998 Stock Option Plan. The 1998 Stock Option Plan covers 2,250,000 shares of common stock. Options granted under the plan may be incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. Prices for incentive stock options granted to employees who own 10% or more of the Company's stock are at least 110% of market value at date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant, subject to certain restrictions. Options for 440,250 shares of common stock were granted during the fiscal year ended July 29, 2001. At July 29, 2001, options to purchase 2,122,050 shares of common stock were outstanding under this plan.

     2000 Stock Option Plan.. The 2000 Stock Option Plan covers 1,500,000 shares of common stock. Options granted under the plan are non-qualified stock options. Under the terms of the plan, the exercise price of options granted under the plan will be the fair market value at the date of grant. The nature and terms of the options to be granted are determined at the time of grant by the Compensation Committee or the Board of Directors. If not specified, 100% of the shares can be exercised one year after the date of grant. The options expire not later than ten years from the date of grant, subject to certain restrictions. Options for 375,000 shares of common stock were granted during the fiscal year ended July 29, 2001. At July 29, 2001, options to purchase 375,000 shares of common stock were outstanding under this plan.

     On March 12, 2001, we issued 10 year options to purchase 150,000 shares of common stock at a price of $8.3753 per share, the fair market value at the date of grant, under these plans to each of Lee N. Blatt and Myron Levy, which options vest at grant date, and five year options for 15,000 shares of common stock at a price of $8.3753 per share to each of Allan L. Coon and Howard Eckstein, and options for 11,250 shares to Mitchell Tuckman, all of which options vest one fifth one year from date of grant and one fifth each year thereafter.

     Warrant Agreements. In December 1995, warrants were issued to certain officers for the right to acquire 440,000 shares of common stock at an exercise price of $3.09 per share at date of issue. These warrants expire December 13, 2005. At July 29, 2001, warrants to purchase 320,000 shares of common stock at $3.09 per share were outstanding.

Employee Savings Plan

     We maintain an Employee  Savings Plan that qualifies as a thrift plan under
Section 401(k) of the Internal Revenue Code. This plan allows employees to contribute between 2% and 15% of their salaries to the plan. At our discretion, we can contribute 100% of the first 2% of the employees' salary so contributed and 25% of the next 4% of salary. Additional contributions can be made by us, depending on profits. The aggregate benefit payable to an employee depends upon the employee's rate of contribution, the earnings of the fund, and the length of time such employee continues as a participant. We recognized expenses of approximately $164,000, $415,000 and $266,000 for the 52 weeks ended July 29, 2001, July 30, 2000 and August 1, 1999, respectively. For the year ended July 29, 2001, $4,800 was contributed by us to this plan for each of Messrs. Blatt, Levy, Coon, Eckstein and Tuckman, and $31,414 was contributed for all officers and directors as a group.

Board of Directors Interlocks and Insider Participation

     Our Compensation Committee consists of Messrs. Thomas J. Allshouse,  Edward
K. Walker, Jr. and Alvin M. Silver. None of these persons were our officers or employees during fiscal 2001 nor had any relationship requiring disclosures in this Proxy Statement.

     In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Compensation Committee Report on Executive Compensation" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by us under the Securities Act of 1933 or the Securities Exchange Act.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of our executive officers is generally determined by the Compensation Committee of the Board of Directors, subject to applicable employment agreements and incentive plans. Each member of the Compensation

Committee is a director who is not employed by us or any of our affiliates. The following report with respect to certain compensation paid or awarded to our executive officers during fiscal 2001 is furnished by the directors who comprised the Compensation Committee during fiscal 2001.

Executive Compensation Objectives

     Our compensation programs are intended to enable us to attract, motivate, reward and retain the management talent required to achieve corporate objectives, and thereby increase shareholder value. It is our policy to provide incentives to its senior management to achieve both short-term and long-term objectives and to reward exceptional performance and contributions to the development of our businesses. To attain these objectives, our executive compensation program includes a competitive base salary, cash incentive bonuses and stock-based compensation. See "Management Employment Agreements."

     Stock options are granted to employees, including our executive officers, by the Compensation Committee under our stock option plans. The Committee believes that stock options provide an incentive that focuses the executive's attention on managing our company from the perspective of an owner with an equity stake in the business. Options are awarded with an exercise price equal to at least the market value of common stock on the date of grant and have a maximum term of ten years. Among our executive officers, the number of shares subject to options granted to each individual generally depends upon the level of that officer's responsibility. The largest grants are awarded to the most senior officers who, in the view of the Compensation Committee, have the greatest potential impact on our profitability and growth. Previous grants of stock options are reviewed but are not considered the most important factor in determining the size of any executive's stock option award in a particular year.

     From time to time, the Compensation Committee utilizes the services of independent consultants to perform analyses and to make recommendations to the Committee relative to executive compensation matters. No compensation consultant is paid on a retainer basis.

Determining Executive Officer Compensation

     The Compensation Committee annually establishes, subject to the approval of the Board of Directors and any applicable employment agreements, the salaries which will be paid to our executive officers during the coming year. In setting salaries, the Compensation Committee takes into account several factors, including competitive compensation data, the extent to which an individual may participate in the stock plans maintained by us, and qualitative factors bearing on an individual's experience, responsibilities, management and leadership abilities, and job performance.

     For fiscal 2001, pursuant to the terms of his employment agreement with us, Mr. Myron Levy, our Chief Executive Officer, received a base salary, stock options, and was entitled to an incentive bonus based on our Consolidated Pretax Earnings. Mr. Levy waived the incentive bonus under his employment agreement for fiscal 2001. See "Management Employment Agreements." In light of this employment agreement, the Compensation Committee was not required to make any decision regarding the compensation of Mr. Levy. Mr. Levy was also granted certain stock options for the same reasons as are set forth under "Compensation of Chairman" below. Mr. Allan Coon, a Senior Vice President received a base salary, and a grant of stock options. Mr. Howard Eckstein, a Senior Vice President, received a base salary, bonus and a grant of stock options. Mr. Mitchell Tuckman, a Senior Vice President, received a base salary, bonus and a grant of stock options. The Compensation Committee determined that the base salaries, bonus and grant of stock options were appropriate given our financial performance, the substantial contributions made by Messrs. Levy, Coon, Eckstein and Tuckman. to such performance and the compensation levels of executives at companies competitive with us.

Compensation of Chairman

     For fiscal 2001, pursuant to the terms of his employment agreement with us, Mr. Lee N. Blatt, our Chairman, received a base salary, stock options, and was entitled to an incentive bonus based on our Consolidated Pretax Earnings. Mr. Blatt waived the incentive bonus under his employment agreement for fiscal 2001. See "Management Employment Agreements and Senior Management Incentive Compensation Plan." In light of this employment agreement, the Compensation Committee was not required to make any decision regarding the compensation of Mr. Blatt. The Compensation Committee granted to Mr. Blatt options to purchase common stock. The Compensation Committee believes that stock options provide an incentive for Mr. Blatt to maximize long-term shareholder value.

Tax Considerations

     As noted above, one of our objectives is to maintain cost-effective and tax efficient executive compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction to $1 million for compensation paid to any one of the named executive officers identified in this proxy statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of performance goals approved by stockholders. Our plans which have been approved by stockholders are designed to meet these requirements. The Committee's policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of our company and our stockholders, but which may not always qualify for full tax deductibility.

    The Compensation Committee:    Thomas J. Allshouse
                                   Edward K. Walker
                                   Alvin M. Silver


                             AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the year ended July 29, 2001.

     The Committee has also received and reviewed the written disclosures and the letter from the independent auditors, Arthur Andersen LLP, required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence. Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended July 29, 2001 for filing with the Securities and Exchange Commission.

     The Audit Committee has also reviewed and discussed the fees paid to Arthur Andersen LLP during the last fiscal year for audit and non-audit services, which are set forth under "Audit Fees" and has considered whether the provision of the non-audit services is compatible with the firm's independence.

    The Audit Committee:    Thomas J. Allshouse
                            Edward K. Walker
                            Alvin M. Silver

Independence of Audit Committee

     In fiscal 2001,  our Audit  Committee  consisted  of Thomas J.  Allshouse -
Chairman , Edward K. Walker and Alvin M. Silver, all of whom are independent within the meaning of applicable rules and regulations.

                                   AUDIT FEES

General

     For fiscal 2001, Arthur Andersen LLP's fees were in the aggregate amount of approximately $229,000. Of this amount, approximately $116,000 were fees for the fiscal 2001 audit and other audit services.

Financial Information Systems Design and Implementation Fees

     Arthur Andersen LLP did not render any services related to financial information systems design and implementation during fiscal 2001.

All Other Fees

     Arthur Andersen rendered other services consisting primarily of tax return preparation and consulting, due diligence assistance, and audits of other entities within the consolidated group for statutory filing purposes. Aggregate fees for all other services rendered by Arthur Andersen LLP for fiscal 2001 were approximately $113,000.


          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (Reporting Persons") to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission
(the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD"). These Reporting Persons are required by SEC regulations to furnish us with copies of all Forms 3, 4 and 5 they file with the SEC and NASD.

     Based solely upon our review of the copies of the forms it has received, we believe that all Reporting Persons complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal year 2001.

                            COMMON STOCK PERFORMANCE

     The following graph sets forth the cumulative total stockholder return to our stockholders during the five year period ended July 29, 2001 as well as an overall stock market index (NASDAQ Stock Market-US) and the Company's peer group index (S&P Aerospace/Defense):

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
      AMONG HERLEY INDUSTRIES, INC., THE NASDAQ STOCK MARKET-US INDEX AND
                        THE S & P AEROSPACE/DEFENSE INDEX


                                                         Cumulative Total Return
                                      -------------------------------------------------------------
                                      7/96       7/97       7/98       7/99       7/00       7/01

HERLEY INDUSTRIES, INC.              100.00     158.57     151.43     211.43     274.29     256.15
NASDAQ STOCK MARKET (U.S.)           100.00     147.54     173.63     248.14     353.37     189.71
S & P AEROSPACE/DEFENSE              100.00     141.70     107.67     112.71     112.17     140.50

* $100 invested on July 31, 1996 in stock or index, including reinvestment of dividends. Fiscal year ending July 31.

                            MISCELLANEOUS INFORMATION

     A representative of Arthur Andersen LLP, the Company's independent public accountants for the fiscal year July 29, 2001, plans to be present at the Annual Meeting with the opportunity to make a statement if he desires to do so, and will be available to respond to appropriate questions.

     As of the date of this Proxy Statement, the Board of Directors does not know of any business other than specified above to come before the meeting, but, if any other business does lawfully come before the meeting, it is the intention of the persons named in the enclosed Proxy to vote in regard thereto, in accordance with their judgment.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit proxies by telephone, telegraph or personal interview. The Company may also request brokerage houses and other custodians, and, nominees and fiduciaries, to forward soliciting material to the beneficial owners of stock held by record by such persons, and may make reimbursement for payments made for their expense in forwarding soliciting material to the beneficial owners of the stock held of record by such persons.

     Stockholder proposals with respect to the Company's next Annual Meeting of Stockholders must be received by the Company no later than September 19, 2002 to be considered for inclusion in the Company's next Proxy Statement.

     A copy of the Company's Annual Report for the fiscal year ended July 29, 2001 has been provided to all stockholders as of the Record Date. The Annual Report is not to be considered as proxy soliciting material.



                              By Order of the Board of Directors,

                                   LEE N. BLATT
                                   Chairman of the Board

Dated:    November 26, 2001
          Lancaster, Pennsylvania

HERLEY INDUSTRIES, INC.

               The undersigned hereby appoints Lee N. Blatt and Adm. Thomas J. Allshouse (Ret.), or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in HERLEY INDUSTRIES, INC., a Delaware corporation, at the Annual Meeting of Stockholders scheduled to be held January 10, 2002 and any adjournments thereof.

The Board of Directors recommends a vote FOR the following proposals:

1.   Election of nominees listed at right, as set forth in the proxy statement:

                Nominees:
                          Myron Levy
                          John A. Thonet
                          Dr. Alvin M. Silver

  [   ]  FOR all nominees at right      [   ] WITHHOLD AUTHORITY to vote

(Instruction: To withhold authority to vote for any individual nominee, print the nominee's name on the line provided below)

_______________________________________________________________________________

2. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

                  (Continued and to be signed on reverse side)

-  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. SHAREHOLDERS MAY WITHHOLD THE VOTE FOR ONE OR MORE NOMINEE(S) BY WRITING THE NOMINEE(S) NAME(S) IN THE BLANK SPACE PROVIDED ON THE LEFT HEREOF. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE.

Dated:  __________________

                               __________________________________________ [L.S.]

                               __________________________________________ [L.S.]

                              (Note: Please sign exactly as your name appears hereon. Executors, administrators, trustees, etc. should so indicate when signing, giving full title as such. If signer is a corporation, execute in full corporate name by authorized officer. If shares are held in the name of two or more persons, all should sign.)

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE